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                                                                             EXHIBIT 12


                     MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                               (Dollars in Millions)

                                          For the Three Months      For the Six Months
                                                  Ended                   Ended
                                          --------------------     --------------------
                                          June 26,    June 27,     June 26,    June 27,
                                            1998        1997         1998        1997
                                          --------    --------     --------    --------
Pretax earnings from
  continuing operations                   $    907    $    784     $  1,781    $  1,551

Add: Fixed charges                           4,756       4,101        9,398       7,772
                                          --------    --------     --------    --------
Pretax earnings before fixed charges      $  5,663    $  4,885     $ 11,179    $  9,323

Fixed charges:

  Interest                                $  4,664    $  4,038     $  9,223    $  7,646

  Other(A)                                      92          63          175         126
                                          --------    --------     --------    --------

  Total fixed charges                     $  4,756    $  4,101     $  9,398    $  7,772
                                          ========    ========     ========    ========

  Preferred stock dividend
    requirements                          $     16    $     15     $     31    $     32
                                          --------    --------     --------    --------
  Total combined fixed charges and
    preferred stock dividends             $  4,772    $  4,116     $  9,429    $  7,804
                                          ========    ========     ========    ========

Ratio of earnings to fixed charges            1.19        1.19         1.19        1.20

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                             1.19        1.19         1.19        1.19

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(A)  Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.


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